Vail Banks, Inc.

News Release

For Immediate Release	Contacts:
April 23, 2003	Lisa M. Dillon President ldillon@weststarbank.com 970-328-9710	Peter G. Williston Sr. Executive Vice President/CFO pwilliston@weststarbank.com 970-328-9711

Vail Banks Reports First Quarter Earnings per Share of $0.17

       Vail Banks, Inc. (Nasdaq: VAIL) today reported diluted net income per share for the quarter of $0.17 compared to $0.26 in the first quarter of 2002, a 35% decrease. Diluted net income per share for the quarter represented an 11% decrease compared to $0.19 in the fourth quarter of 2002.

       Net income for the first quarter of 2003 was $975,000 compared to $1,520,000 in the first quarter of 2002, a 36% decrease. Results for the quarter represent an 11% decrease from the fourth quarter of 2002 net income of $1,096,000.

       The Company deferred $375,000 ($240,000, after tax) in loan fees during the quarter, reflecting a more conservative approach that more closely recognizes loan fee income over the lives of the related loans.  A portion of the deferral also included fees on long-term loans now being funded with long-term borrowings.  The Company reported earnings per share of $0.17 for the quarter following implementation of this more conservative approach which deferred $0.04 diluted earnings per share.  A substantial portion of such deferred fees will be recognized as income in subsequent quarters of calendar year 2003.

       Earnings in the first quarter also reflect a more cautious underwriting and credit administration posture at the Company.  Lower loan volumes and more aggressive credit administration efforts resulted from the Company’s efforts to strengthen the balance sheet.

       “In early 2001 Vail Banks began to sense that a slowdown in the economy was emerging,” said Chairman E.B. Chester. “The Company had enjoyed a robust growth profile for a number of years, however, with the looming economic uncertainties we began to take certain actions to guard against the risks inherent in a weakening economy. Specifically, the Company decided it was important to place increased emphasis on strengthening operations and the credit portfolio and less emphasis on external growth.”

       “Careful attention was given to the performance of the administrative capability of the Company,” said Lisa Dillon, President of Vail Banks. “Small inefficiencies acceptable in a high growth, strong economy could have become serious issues in the weakening economy. Several significant executive and regional changes were made to enhance the overall staffing, consistency and professionalism of the Company. While this resulted in an increase in our staffing costs, it provided the talent to fortify the foundation of the Company.”

       “During 2002 considerable emphasis was also placed on the Company’s existing credit portfolio,” said Ms. Dillon. “While the portfolio was of acceptable quality by peer standards, many of the credits were purchased as part of acquisitions and needed to be revisited as a matter of prudence. The use of existing credit staff to review each credit diverted significant effort from new business creation, however, the result was a higher level of awareness of credit collection issues at a time of a weakening national economy. While our total risk assets increased and our loan balances decreased as a result of this activity, a limited number of loans were identified as having potential collection issues. Our credit administration efforts were very successful in the fourth quarter of 2002 in correcting certain problem assets without significant charge-offs and reducing our total risk assets by 43% from third quarter levels. Total risk assets remained level during the first quarter 2003 as our collection efforts continued. We expect those efforts to bear fruit and our risk assets to decline in 2003.”

       As a result of these efforts, asset quality remained strong in the first quarter 2003 as the allowance for loan losses was 1.02% of total loans and 109% of non-performing loans at March 31, 2003. Overall, non-performing assets comprised 1.17% of loan-related assets at the end of the quarter compared to 1.20% at the end of the fourth quarter 2002. Net charge-offs, on an annualized basis, were 0.59% of average loans for the first quarter, compared to 0.12% in the first quarter 2002 and 0.41% in the fourth quarter 2002. The established allowance for loan losses has been determined to be adequate as of March 31, 2003.

       “Looking back at the performance of the economy and the advent of military actions in the first quarter 2003, we firmly believe that we made the right decision. While the immediate effect of some of these decisions resulted in a decrease in earnings in the first quarter, we begin 2003 with a great platform from which to grow,” said Mr. Chester. “Measurable, sustained growth in the economy and the completion of military efforts in Iraq are needed to create a favorable setting for strong economic activity. However, we continue to strengthen our credit culture and prepare ourselves for a more favorable economic environment.”

Financial Highlights

  Earnings per share

Diluted net income per share was $0.17 for first quarter

Compared to $0.26 for first quarter 2002, a 35% decrease
Compared to $0.19 for fourth quarter 2002, an 11% decrease

  Net Income

Net income was $975,000 for first quarter

Compared to $1,520,000 for first quarter 2002, a 36% decrease
Compared to $1,096,000 for fourth quarter 2002, an 11% decrease

  Return on assets

Return on assets was 0.69% for first quarter

Compared to 1.09% for first quarter 2002
Compared to 0.79% for fourth quarter 2002

  Return on equity

Return on equity was 5.99% for first quarter

Compared to 9.63% for first quarter 2002
Compared to 6.55% for fourth quarter 2002

  Net Interest Margin

Net interest margin (fully tax equivalent) was 4.89% for first quarter

Compared to 5.76% for first quarter 2002
Compared to 5.22% for fourth quarter 2002

  Efficiency Ratio

Efficiency ratio was 82% for first quarter

Compared to 73% for first quarter 2002
Compared to 81% for fourth quarter 2002

Top Line Revenue

       Total revenue (net interest income and non-interest income) decreased $946,000, or 10%, over the first quarter of 2002, due primarily to lower interest income on loans. Revenues decreased $439,000, or 5%, from the fourth quarter 2002, due primarily to lower income from loans and deposit related fees.

       Net interest income was $5,657,000 for the quarter compared to $6,566,000 in the first quarter 2002, and to $5,950,000 in the fourth quarter 2002. Average loans for the quarter decreased $2 million, or 2% annualized, compared to the fourth quarter of 2002. Average deposits increased $20 million, or 19% annualized, during the same period.

       Non-interest income decreased 1%, or $37,000, as compared to the first quarter of 2002, and decreased 5%, or $146,000, as compared to the fourth quarter 2002. Mortgage broker fees remained strong at $1.5 million as heavy refinancing activity continued during the low interest rate environment. This represents an increase of 28%, or $316,000, over the first quarter 2002, and a decrease of 5%, or $77,000, from the fourth quarter 2002. Deposit related fees decreased 15%, or $130,000, from the first quarter 2002, and decreased 10%, or $83,000, from the fourth quarter 2002 as insufficient funds charges declined. Revenue per diluted share decreased to $1.46 for the quarter versus $1.60 in the first quarter of 2002, a 9% decrease.

Interest Rate Risk Management

       The net interest margin, on a fully tax-equivalent basis, was 4.89% for the first quarter compared to 5.76% in the first quarter 2002 and 5.22% in the fourth quarter 2002. Earning assets yielded 6.67% for the first quarter, a 94 basis point decrease from the first quarter 2002 yield of 7.61%, and a 33 basis point decrease from the fourth quarter 2002 yield of 7.00%. Interest expense as a percentage of earning assets decreased to 1.78% in the first quarter from 1.85% in the first quarter 2002, a decrease of 7 basis points, and remained flat compared to 1.78% in the fourth quarter 2002.

       “The sluggish economy and the war in Iraq dampened business activity in our region and loan volume in our bank,” stated Dan Godec, President of WestStar Bank. “Nevertheless, we grew our deposits significantly during the quarter to position the Company for solid loan growth when the economic and geopolitical environment improves. We also took advantage of the low interest rate environment and our wholesale funding sources to extend fixed rate financing to several good customers, thereby locking in a spread and preserving long-term relationships.”

Control of Non-interest Expenses

       In late 2002 and during the first quarter 2003, the Company adjusted staffing levels to match current volume and activity. Consequently, the number of full time equivalent associates declined 3% in the fourth quarter 2002 and 4% in the first quarter 2003. The effect of these reductions was offset, to some degree, by increases in mortgage related compensation associated with the high refinancing activity.

Common Stock Repurchase Program

       In October 2002, the Company’s Board of Directors reauthorized the Company’s stock repurchase program that was originally approved in February 2001. The total amount of repurchases under the program, both previously completed and allowable up to October 2003, aggregate approximately $20 million. During the first quarter 2003, the Company repurchased 139,500 common shares.

       Since inception of the stock repurchase program in March 2001, the Company has repurchased 1,023,790 shares at an average price of $11.57 per share. Average diluted shares outstanding for the first quarter 2003 were 5,833,830 shares compared to 5,943,687 shares for the first quarter 2002, a 2% decrease.

Dividend Payment

       At its meeting on April 22, the Board of Directors of Vail Banks declared a regular quarterly dividend of $0.06 per share payable May 19 to shareholders of record on May 5.

Franchise

       Vail Banks, through its subsidiary WestStar Bank, has 22 banking offices and 19 ATMs in 18 communities in Colorado, including Aspen, Avon, Breckenridge, Cedaredge, Delta, Denver, Dillon, Edwards, Estes Park, Frisco, Glenwood Springs, Granby, Grand Junction, Gypsum, Montrose, Norwood, Telluride and Vail. It gathers 66% of its deposits from the ten communities where it has number one or two market share.

Vail Banks warns caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements, including the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, under the caption “Certain Factors Affecting Forward Looking Statements,” which discussion is incorporated herein by reference.

Vail Banks, Inc.

Financial Highlights
(in thousands, except share data)

	Three Months Ended

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2003	2002	2002	2002	2002

Earnings and Performance

Net income	$975	1,096	1,688	1,309	1,520
Diluted net income per share	0.17	0.19	0.29	0.22	0.26
Return on assets	0.69%	0.79	1.19	0.92	1.09
Return on equity	5.99	6.55	10.20	8.13	9.63
Net interest margin (FTE)	4.89	5.22	5.49	5.51	5.76
Efficiency ratio	82	81	73	77	73

Asset Quality Ratios

Net charge-offs to average loans	0.59%	0.41	(0.13)	0.74	0.12
Allowance for loan losses to loans	1.02	1.13	1.19	1.15	1.22
Allowance for loan losses to non-performing loans	109	100	63	108	140
Non-performing assets to loan-related assets	1.17	1.20	1.94	1.10	0.95
Risk assets to loan-related assets (1)	1.19	1.20	2.01	1.17	0.98

Capital Ratios

Equity to assets at period end	11.04%	12.05	12.04	11.62	11.10
Tangible equity to assets at period end	4.84	5.41	5.38	5.06	4.74
Leverage ratio	9.59	10.27	9.90	9.46	9.50
Tier 1 capital ratio	13.57	14.15	13.62	12.91	12.46
Total capital ratio	14.99	15.61	15.15	14.48	14.11

Other Information at Period End

Book value per share	11.48	11.64	11.49	11.24	10.95
Tangible book value per share	5.03	5.23	5.13	4.89	4.67
Closing market price	11.90	12.00	11.70	13.49	12.15
Shares Outstanding	5,706,808	5,734,303	5,783,803	5,798,203	5,871,656
Full time equivalent associates	245	254	263	256	253
Banking offices	22	22	22	22	22
(1)	Risk assets are non-performing assets plus loans 90 days or more past due and accruing.

Vail Banks, Inc.

Balance Sheet
(in thousands, except share data)

	March 31,	December 31,	Percent
Assets	2003	2002	Change

Cash and due from banks	$21,999	24,940	(12)%
Federal funds sold	45,210	50,040	(10)
Investment securities
Available for sale	106,031	57,634	84
Held to maturity	611	684	(11)
Bank stocks	4,213	3,703	14

Loans held for sale	5,747	9,879	(42)

Gross loans	332,001	331,162	0
Allowance for loan losses	(3,381)	(3,747)	(10)

Net deferred loan fees	(498)	(159)	213
Premises and equipment, net	38,370	39,005	(2)
Goodwill, net	35,970	35,970	0
Other intangible assets, net	797	816	(2)
Other assets	5,984	4,336	38

	$593,054	554,263	7%

Liabilities and Shareholders’ Equity

Liabilities

Deposits	$456,295	428,698	6%
Federal funds purchased and
other short-term borrowings	11,181	9,490	18
Long-term borrowings	32,021	20,510	56
Trust preferred	24,000	24,000	0
Other liabilities	3,351	4,080	(18)

Total liabilities	526,848	486,778	8

Minority interest	713	713	-

Shareholders’ equity

Common equity	65,369	66,349	(1)
Accumulated other comprehensive income	124	423	(71)

Total shareholders’ equity	65,493	66,772	(2)

	$593,054	554,263	7%

Loan Mix at Period End

Commercial, industrial, and land	$205,476	203,932	1%
Real estate--construction	56,217	55,275	2
Real estate--mortgage	61,665	62,188	(1)
Consumer	8,643	9,767	(12)

Total gross loans	$332,001	331,162	0%

Deposit Mix at Period End

Interest bearing checking	$80,341	75,174	7%
Savings	31,048	28,296	10
Money market	114,176	106,494	7
CDs under $100,000	59,960	56,614	6
CDs $100,000 and over	75,291	64,737	16
Interest bearing deposits	360,816	331,315	9
Non-interest bearing checking	95,479	97,383	(2)
Total deposits	$456,295	428,698	6%

Shares Outstanding at Period End	5,706,808	5,734,303	(0)%

Vail Banks, Inc.
Statement of Income
(in thousands, except share data))

	Three months ended March 31,		Percent
	2003	2002	Change

Interest income
Interest on loans	$6,202	7,240	(14)%
Fees on loans	547	648	(16)
Interest on investment securities	869	728	19
Interest on federal funds sold
and short-term investments	132	82	61
Total interest income	7,750	8,698	(11)
Interest expense
Deposits	1,172	1,337	(12)
Borrowings	309	183	69
Trust preferred	612	612	-
Total interest expense	2,093	2,132	(2)
Net interest income	5,657	6,566	(14)

Provision for loan losses	125	212	(41)

Net interest income after provision	5,532	6,354	(13)

Non-interest income	2,883	2,920	(1)
Non-interest expense	7,024	6,918	2
Income before taxes	1,391	2,356	(41)
Income taxes	416	836	(50)
Net Income	$975	1,520	(36)%

Diluted net income per share	$0.17	0.26	(35)%
Weighted average shares outstanding - diluted	5,833,830	5,943,687	(2)

Profitability Ratios

Return on assets	0.69%	1.09
Return on equity	5.99	9.63
Net interest margin (FTE)	4.89	5.76
Net chargeoffs	0.59	0.12
Efficiency ratio	82	73

Average Balances

Assets	$570,783	565,351	1%
Earning assets	476,666	466,350	2
Loans	338,411	383,272	(12)
Deposits	442,859	450,446	(2)
Shareholders’ equity	65,969	64,027	3

Vail Banks, Inc.

Statement of Income by Quarter
(in thousands, except share data)

	Three Months Ended

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2003	2002	2002	2002	2002

Interest income
Interest on loans	$6,202	6,461	6,429	6,745	7,240
Fees on loans	547	728	1,086	816	648
Interest on investment securities	869	657	878	935	728
Interest on federal funds sold
and short-term investments	132	145	190	161	82
Total interest income	7,750	7,991	8,583	8,657	8,698
Interest expense
Deposits	1,172	1,151	1,260	1,322	1,337
Borrowings	309	278	279	264	183
Trust preferred	612	612	612	611	612
Total interest expense	2,093	2,041	2,151	2,197	2,132
Net interest income	5,657	5,950	6,432	6,460	6,566

Provision for loan losses	125	-	-	170	212

Net interest income after provision	5,532	5,950	6,432	6,290	6,354

Non-interest income
Deposit related	752	835	880	898	882
Mortgage broker fees	1,450	1,527	1,207	1,075	1,134
Other	681	667	1,188	827	904
	2,883	3,029	3,275	2,800	2,920
Non-interest expense
Salaries and employee benefits	4,325	4,420	4,166	4,117	4,073
Occupancy	820	740	807	815	791
Furniture and equipment	708	709	711	745	706
Amortization of intangible assets	19	18	19	37	---
Other	1,152	1,410	1,370	1,438	1,348
	7,024	7,297	7,073	7,152	6,918

Income before taxes	1,391	1,682	2,634	1,938	2,356
Income taxes	416	586	946	629	836
Net Income	$975	1,096	1,688	1,309	1,520

Diluted net income per share	$0.17	0.19	0.29	0.22	0.26

Vail Banks, Inc.

Supplemental Information
(in thousands)

	Three Months Ended

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2003	2002	2002	2002	2002

Average Balances
Assets	$570,783	547,994	562,984	569,828	565,351
Earning assets	476,666	455,433	467,965	473,348	466,350
Loans	338,411	340,176	346,167	357,786	383,272
Deposits	442,859	423,090	439,377	446,930	450,446
Interest bearing liabilities	406,379	379,829	396,034	407,339	392,584
Shareholders’ equity	65,969	66,344	65,651	64,548	64,027

Average Deposit Mix
Interest bearing checking	79,400	76,189	80,694	81,465	79,086
Savings	29,846	29,508	31,134	30,357	30,691
Money market	110,554	109,344	116,963	125,862	135,832
CDs under $100,000	58,513	56,389	57,533	59,204	58,968
CDs $100,000 and over	70,585	54,399	55,710	56,286	41,654
Interest bearing deposits	348,898	325,829	342,034	353,174	346,231
Non-interest bearing checking	93,961	97,261	97,343	93,756	104,215
Total deposits	442,859	423,090	439,377	446,930	450,446

Net Interest Margin Analysis
Net interest income	$5,657	5,950	6,432	6,460	6,566
Fully taxable equivalent adjustment	89	41	44	43	53
Net interest income (FTE)	5,746	5,991	6,476	6,503	6,619

Yields (FTE)
Loans	8.09%	8.38	8.61	8.48	8.35
Investment securities	4.64	4.39	5.20	5.35	5.72
Other earning assets	1.19	1.38	1.66	1.68	1.68
Total earning assets	6.67	7.00	7.31	7.37	7.61

Cost of funds
Interest bearing deposits	1.36	1.40	1.46	1.50	1.57
Other interest bearing liabilities	6.50	6.54	6.55	6.48	6.96
Total interest bearing liabilities	2.09	2.13	2.15	2.16	2.20
Total interest expense to earning assets	1.78	1.78	1.82	1.86	1.85

Net interest margin (FTE)	4.89	5.22	5.49	5.51	5.76

Vail Banks, Inc.

Asset Quality
(in thousands)

	Three Months Ended

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2003	2002	2002	2002	2002

Asset Quality
Nonaccrual loans	$3,089	3,734	6,483	3,701	3,198
Restructured loans	---	---	---	---	---
Total non-performing loans	3,089	3,734	6,483	3,701	3,198
Foreclosed properties	796	241	214	130	284
Total non-performing assets	3,885	3,975	6,697	3,831	3,482
90+ days past due and accruing	83	6	243	219	124
Total risk assets	$3,968	3,981	6,940	4,050	3,606

Allowance for Loan Losses
Beginning Balance	$3,747	4,102	3,987	4,477	4,375
Provision for loan losses	125	-	-	170	212
Loan charge-offs	534	387	415	667	171
Loan recoveries	43	32	530	7	61
Net charge-offs	491	355	(115)	660	110
Ending Balance	$3,381	3,747	4,102	3,987	4,477

Net Charge-Offs to Average Loans	0.59%	0.41	(0.13)	0.74	0.12

Loans Past Due 30 Days or More and Accruing	1.59	0.97	1.25	0.88	0.79